PROSPECTUS SUPPLEMENT NO. 5

   Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated June 25, 2008)

         Registration No. 333-139119

_____________________________________

BROADCAST INTERNATIONAL, INC.

2,467,059 Shares of Common Stock

_____________________________________

This prospectus supplement amends and supplements our prospectus dated June 25, 2008 relating to 2,467,059 shares of our common stock that may be offered and sold from time to time for the account of the selling shareholders identified in the prospectus.  You should read this prospectus supplement in conjunction with the prospectus and any prior prospectus supplement(s).

This prospectus supplement is qualified in its entirety by reference to the prospectus and any prior prospectus supplement(s), except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplement(s).  The prospectus and any prior prospectus supplement(s) are to be delivered by the selling shareholders to prospective purchasers along with this prospectus supplement.

This prospectus supplement includes our attached Current Report on Form 8-K, dated December 29, 2008, as filed with the Securities and Exchange Commission on December 30, 2008.

                THIS INVESTMENT INVOLVES SIGNIFICANT RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

You should rely only on the information contained in this prospectus supplement and the prospectus, including any prior prospectus supplement(s).  We have not authorized anyone to provide you with information different from that contained or referred to in this prospectus supplement or the prospectus, including any prior prospectus supplement(s).  This prospectus supplement and the prospectus, including any prior prospectus supplement(s), do not constitute an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, INCLUDING ANY PRIOR PROSPECTUS SUPPLEMENT(S).  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_____________________________________

The date of this prospectus supplement is December 31, 2008.

i

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  December 29, 2008

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

UTAH	0-13316	87-0395567
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7050 UNION PARK AVENUE, SUITE 600 SALT LAKE CITY, UTAH	84047
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number: (801) 562-2252

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

ITEM 8.01. OTHER EVENTS

On December 29, 2008, the Registrant entered into a three-year contract with a Fortune 50 company in the financial services field to provide various services, including satellite broadcast services, digital signage, and music services to the client’s more than 6,000 retail and administrative locations throughout North America. The client’s satellite network is used to transmit corporate training as well as point-of-sale promotional media.  Although the services are scheduled to begin in first quarter 2009, the services will not extend to all of the client’s locations immediately, but will be phased in over the term of the contract as requested by the client.

Video content transmitted over the client’s satellite network will be powered by CodecSys, the Registrant’s proprietary encoding system that compresses digital video to less than 50% of the bandwidth currently be utilized by the client, with comparable or higher quality.

The Contract with one of the Registrants three largest clients will expire December 31, 2008 and that the Registrant and the client have not been able to agree on terms for an extension of the contract and anticipate that the contract will not be renewed.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 30, 2008.

BROADCAST INTERNATIONAL, INC.

a Utah corporation

By:

  /s/ Rod Tiede

Name:

 Rod Tiede

Title: President and Chief Executive

Officer

2